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                                                             EXHIBIT NO. 99.1(c)

                            MFS UNION STANDARD TRUST

                           CERTIFICATION OF AMENDMENT
                           TO THE DECLARATION OF TRUST

                          REDESIGNATION, ESTABLISHMENT
                            AND DESIGNATION OF SHARES

         The undersigned, being a majority of the Trustees of MFS Union Standard Trust (the "Trust"), a business trust organized under the laws of The Commonwealth of Massachusetts pursuant to an Amended and Restated Declaration of Trust dated January 24, 1996 as amended (the "Declaration"), acting pursuant to Sections 9.3(d) and 6.10 of the Declaration, do hereby divide the shares of MFS Union Standard Equity Fund, a series of the Trust, to create three additional classes of shares, within the meaning of Section 6.10, as follows:

         1.   Redesignate the existing class of shares as "Class I Shares";

         2. Establish and designate three additional classes of shares within the meaning of Section 6.10. The three other classes of shares are designated "Class A Shares," "Class B Shares" and "Class C Shares";

         3. Class A Shares, Class B Shares, Class C Shares and Class I Shares shall be entitled to all the rights and preferences accorded to shares under the Declaration;

         4. The purchase price of Class A Shares, Class B Shares, Class C Shares and Class I Shares, the method of determination of the net asset value of Class A Shares, Class B Shares, Class C Shares and Class I Shares, the price, terms and manner of redemption of Class A Shares, Class B Shares, Class C Shares and Class I Shares, any conversion feature of Class B Shares, and the relative dividend rights of holders of Class A Shares, Class B Shares, Class C Shares and Class I Shares shall be established by the Trustees of the Trust in accordance with the Declaration and shall be set forth in the current prospectus and statement of additional information of the Trust or any series thereof, as amended from time to time, contained in the Trust's registration statement under the Securities Act of 1933, as amended;

         5. Class A Shares, Class B Shares, Class C Shares and Class I Shares shall vote together as a single class except that shares of a class may vote separately on matters affecting only that class and shares of a class not affected by a matter will not vote on that matter; and

         6. A class of shares of any series of the Trust may be terminated by the Trustees by written notice to the Shareholder of the class.

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      IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of this 30th day of July, 1997.

A. KEITH BRODKIN
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A. Keith Brodkin
76 Farm Road
Sherborn, MA  01770

NELSON J. DARLING, JR.
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Nelson J. Darling, Jr.
74 Beach Bluff Avenue
Swampscott, MA  01907

WILLIAM R. GUTOW
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William R. Gutow
3 Rue Du Lac Road
Dallas, TX  75230